Exhibit 99.1

FOR IMMEDIATE RELEASE	Ref: 07-30

Contact:	Tabitha Zane
Vice President, Investor Relations
919-431-1529

Highwoods Properties Reports Second Quarter 2007 Results

$0.60 FFO per Share

(Excludes $0.02 Non-Cash Charge for Redemption of Preferred Stock)

Increases Full Year 2007 FFO Guidance

to $2.68 to $2.73 per Share

(Excludes $0.02 Non-Cash Charge for Redemption of Preferred Stock)

$464 Million Development Pipeline 66% Pre-Leased

72,000 Square Foot Lease Signed at Bay Center in Tampa – 57% Pre-Leased

45,000 Square Foot Lease Signed at Berkshire in Orlando – 61% Pre-Leased

Raleigh, NC – August 1, 2007 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast, today reported results for the three and six months ended June 30, 2007.

Ed Fritsch, President and CEO, stated, “Our business continues to be strong. Solid execution of our Strategic Plan is resulting in a higher quality portfolio, robust development pipeline and a healthier, more flexible balance sheet. As a result, our strong performance is delivering meaningful long-term value for our shareholders.”

“During the second quarter, we leased 1.6 million square feet of first and second generation space, increased same store NOI (net of term fees and straight line rent) by 2.3% from the second quarter of 2006, expanded our development pipeline by $26 million, and acquired with a joint venture partner a 167,000 office building in Orlando. Our robust, $464 million development pipeline is now 66% pre-leased and we expect to deliver an additional $69 million of development by the end of the year,” added Mr. Fritsch.

Year-to-date through July 31, 2007, the Company has:

•	Commenced or announced $90 million of development that is 66% pre-leased;
•	Delivered $72 million of development that is 77% pre-leased;
•	Sold $71 million of non-differentiating assets at an average cap rate of 6.4%;
•	Sold 133 acres of non-core land for $37 million, for gains of $17 million;
•	Issued $400 million, ten-year unsecured notes with a 5.85% coupon;
•	Redeemed $40 million of 8% preferred stock;
•	Retired $80 million of 7.9% secured debt, which unencumbered $179 million of assets; and
•	Hired a highly-qualified Chief Accounting Officer.

Highwoods Properties

Second Quarter and Six Months Financial Results

For the second quarter of 2007, the Company reported net income available for common stockholders of $4.0 million, or $0.07 per diluted share. This compares to net income available for common stockholders of $2.2 million, or $0.04 per diluted share, for the second quarter of 2006. For the six months ended June 30, 2007, net income available for common stockholders was $52.4 million, or $0.92 per diluted share, compared to $9.8 million, or $0.18 per diluted share, for the six months ended June 30, 2006.

Funds from Operations (FFO) for the second quarter of 2007 was $35.6 million, or $0.58 per diluted share, compared to FFO of $32.5 million, or $0.54 per diluted share, for the second quarter of 2006. Excluding a $1.4 million, or $0.02 per diluted share, non-cash charge for the redemption of $40 million of 8% preferred stock on May 29, 2007, FFO would have been $0.60 per diluted share.

For the six months ended June 30, 2007, FFO was $92.2 million, or $1.49 per diluted share, compared to $68.3 million, or $1.13 per diluted share, for the six months ended June 30, 2006. Excluding the preferred stock redemption charge, FFO for the six months ended June 30, 2007 would have been $1.52 per diluted share.

The following items were included in the determination of net income available for common shareholders for the three and six months ended June 30, 2007 and 2006:

	3 Months Ended 6/30/07		3 Months Ended 6/30/06
	(000)	Per Share	(000)	Per Share
Land sale gains	$969	$0.02	$(74)	$0.00
Lease termination income (1)	1,477	0.02	1,304	0.02
Straight line rental income (1)	890	0.01	1,664	0.03
Capitalized interest	2,365	0.04	930	0.02
Gains on sales of depreciable assets	1,475	0.02	1,395	0.02
Preferred stock redemption charge	(1,443)	(0.02)	0	0.00

	6 Months Ended 6/30/07		6 Months Ended 6/30/06
	(000)	Per Share	(000)	Per Share
Land sale gains, net of impairments	$16,804	$0.27	$2,966	$0.05
Lease termination income (1) (2)	2,134	0.03	2,189	0.04
Straight line rental income (1)	2,462	0.04	4,185	0.07
Capitalized interest	4,512	0.07	1,531	0.03
Gains on sales of depreciable assets (3)	29,284	0.47	4,559	0.08
Gain on insurance claim	4,128	0.07	0	0.00
Preferred stock redemption charge	(1,443)	(0.02)	(1,803)	(0.03)

Highwoods Properties

(1)	2006 lease termination income includes $0.8 million related to Harborview, a 20% owned consolidated joint venture. Straight line rental income was reduced by $0.3 million to eliminate accrued straight line rent receivables from the same tenant that terminated its lease early. On a net basis, after deducting our partner’s 80% share of these lease termination effects in financing obligation interest, the contribution to FFO in the quarter and six months ended June 30, 2006 related to this lease termination was $0.1 million, or less than $0.002 per share.

(2)	2007 lease termination income includes $0.6 million, or $0.01 per share, net effect from a lease termination in an unconsolidated joint venture.

(3)	2007 gains on sales of depreciable assets includes $7.2 million, or $0.12 per share, from sales by certain of our joint ventures. Gains on sales of depreciable assets are excluded in the calculation of FFO.

Second Quarter 2007 Operating Highlights

•

Second generation leasing activity in Highwoods’ portfolio was 1.45 million square feet, including 866,000 square feet of office space, 575,000 square feet of industrial space and 15,000 square feet of retail space. 152,000 square feet of first generation space was also signed.

•

Straight-line (GAAP) rental rates for the 166 office leases signed in the second quarter increased 5.7% from straight line rental rates under the previous leases, while cash rents signed in the second quarter declined 1.7%.

•

Average in-place cash rental rates across the Company’s portfolio increased 5.7% compared to the second quarter of 2006. Average in-place cash rental rates across the Company’s office portfolio were up 6.1% from a year ago.

•	The weighted average term for second generation office leases signed was 4.5 years, slightly lower than the Company’s prior four quarter average of 4.8 years.

•

Same property NOI from continuing operations, which includes straight line rent and term fees, for the three and six months ended June 30, 2007 increased 1.2% and 1.8%, respectively, from the corresponding periods of 2006. Excluding straight line rent and term fees, same property NOI from continuing operations increased 2.3% and 4.1%, respectively, from the corresponding periods of 2006.

Funds from Operations Outlook

For 2007, the Company now expects FFO per diluted share to be in the range of $2.68 to $2.73, a $0.03 per share increase from previous guidance provided on May 1, 2007. The Company’s FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, operating and general and administrative expenses, interest rates, land sale gains, and the potential impact of development deliveries and property dispositions and acquisitions. This estimate assumes approximately 61.6 million diluted shares outstanding and excludes a preferred stock redemption charge of $0.02 per share that was recorded in the second quarter as a result of the redemption of $40 million of 8% preferred stock on May 29, 2007. This estimate also excludes any gains or impairments associated with potential depreciable property dispositions, as well as any one-time, non-recurring charges or credits that may occur during the remainder of the year. Factors that could cause actual 2007 FFO results to differ materially from Highwoods’ current expectations are discussed below and are also detailed in the Company’s 2006 Annual Report on Form 10-K.

Highwoods Properties

Management’s outlook for 2007 is based on the following operating assumptions:

	Low	High
Year End Occupancy	91%	92.5%
Same Property GAAP NOI Growth	1.5%	2.5%
G&A	$40M	$41M
Termination Fees	$2.1M	$3.5M
Land Sale Gains	$17M	$17.5M
Dispositions (1)	$100M	$150M
Acquisitions	$9M	$30M

(1)	Excludes proceeds from the potential sale of the Company’s Winston-Salem assets.

Supplemental Information

A copy of the Company’s second quarter 2007 Supplemental Information that includes financial, leasing and operational statistics is available in the “Investor Relations/Quarterly Earnings” section of the Company’s Web site at www.highwoods.com. You may also obtain a copy of all Supplemental Information published by the Company by contacting Highwoods Investor Relations at 919-431-1529/ 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Conference Call

Tomorrow, Thursday, August 2, at 11:00 a.m. Eastern time, Highwoods will host a teleconference call to discuss the matters outlined in this press release. For US/Canada callers, dial (888) 202-5268 and international callers dial (706) 643-7509. A live listen-only Web cast can be accessed through the Company’s web site at www.highwoods.com under the “Investor Relations” section.

Telephone, web and pod cast replays will be available two hours after the completion of the call. The telephone replay will be available for one week beginning at 2:00 p.m. Eastern time. Dial-in numbers for the replay are (800) 642-1687 US/Canada, (706) 645-9291 international. The conference ID is 4101179.

Non-GAAP Information

Funds from Operations (“FFO”): We believe that FFO and FFO per share are beneficial to management and investors and are important indicators of the performance of any equity REIT. Because FFO and FFO per share calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful life estimates), they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, management believes that the use of FFO and FFO per share, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing and investing activities.

Highwoods Properties

FFO and FFO per share as disclosed by other REITs may not be comparable to our calculation of FFO and FFO per share as described below. FFO and FFO per share are non-GAAP financial measures and therefore do not represent net income or net income per share as defined by GAAP. Net income and net income per share as defined by GAAP are the most relevant measures in determining our operating performance because FFO and FFO per share include adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit. Accordingly, FFO and FFO per share should never be considered as alternatives to net income or net income per share as indicators of our operating performance.

The calculation of FFO as defined by the National Association of Real Estate Investment Trusts is as follows:

•	Net income (loss) computed in accordance with GAAP;
•	Less dividends to holders of preferred stock and less excess of preferred stock redemption cost over carrying value;
•	Plus depreciation and amortization of assets uniquely significant to the real estate industry;
•	Less gains, or plus losses, from sales of depreciable operating properties (but excluding impairment losses) and excluding items that are classified as extraordinary items under GAAP;
•	Plus or minus adjustments for unconsolidated partnerships and joint ventures (to reflect funds from operations on the same basis); and
•	Plus or minus adjustments for depreciation and amortization and gains/(losses) on sales and minority interest related to discontinued operations.

In calculating FFO, the Company also adds back minority interest in the income from its operating partnership, which we believe is consistent with standard industry practice for REITs that operate through an UPREIT structure. The Company believes that it is important to present FFO on an as-converted basis since all of the operating partnership units not owned by the Company are redeemable on a one-for-one basis for shares of the Company’s common stock. The Company’s FFO calculations are reconciled to net income in a table included with this release.

Net operating income from continuing operations (“NOI”): The Company defines NOI as “Rental and other revenues” from continuing operations less “Rental property and other expenses” from continuing operations. Management believes that NOI is a useful supplemental measure of the Company’s property operating performance because it provides a performance measure of the revenues and expenses directly involved in owning real estate assets, and provides a perspective not immediately apparent from net income or FFO. Other REITs may use different methodologies to calculate NOI and accordingly the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to “Income before disposition of property, insurance gain, minority interest and equity in earnings of unconsolidated affiliates” and to “Rental and other revenues” and “Rental property and other expenses” in a table included with this release.

Same property NOI from continuing operations: The Company defines same property NOI as NOI for the Company’s in-service properties included in continuing operations that were wholly-owned during the entirety of the periods presented (from January 1, 2006 to June 30, 2007). The Company’s same property NOI calculations are reconciled to NOI in a table included with this release.

Highwoods Properties

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. At June 30, 2007, the Company owned or had an interest in 386 in-service office, industrial and retail properties encompassing approximately 34.1 million square feet. Highwoods also owned 693 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as expected 2007 operational results and the related assumptions underlying our expected operational results, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intends” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from Highwoods’ current expectations include, among others, the following: the financial condition of our customers could deteriorate; unwaived defaults, if any, under our debt instruments could result in an acceleration of some of our outstanding debt; speculative development by others could result in excessive supply of office properties relative to customer demand; development, acquisition, reinvestment, disposition or joint venture projects may not be completed as quickly or on as favorable terms as anticipated; we may not be able to lease or re-lease space quickly or on as favorable terms as old leases; unexpected difficulties in obtaining additional capital to satisfy our future cash needs or unexpected increases in interest rates would increase our debt service costs; and others detailed in the Company’s 2006 Annual Report on Form 10-K and subsequent SEC reports.

Tables Follow

Highwoods Properties, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Rental and other revenues	$108,458	$102,837	$217,157	$203,871

Operating expenses:
Rental property and other expenses	39,190	36,895	78,301	72,998
Depreciation and amortization	30,547	28,618	60,299	56,249
General and administrative	10,868	9,060	21,779	17,752

Total operating expenses	80,605	74,573	160,379	146,999

Interest expense:
Contractual	23,097	24,236	45,786	48,046
Amortization of deferred financing costs	609	582	1,175	1,326
Financing obligations	995	1,398	1,987	2,340

	24,701	26,216	48,948	51,712

Other income:
Interest and other income	2,119	1,146	3,637	3,123
Loss on debt extinguishments	—	(467)	—	(467)

	2,119	679	3,637	2,656

Income before disposition of property, insurance gain, minority
interest and equity in earnings of unconsolidated affiliates	5,271	2,727	11,467	7,816
Gains on disposition of property, net	2,341	1,008	19,084	5,318
Gain from property insurance settlement	—		4,128	—
Minority interest	(438)	(353)	(3,065)	(886)
Equity in earnings of unconsolidated affiliates	2,006	1,924	11,723	4,007

Income from continuing operations	9,180	5,306	43,337	16,255
Discontinued operations:
Income from discontinued operations, net of minority interest	13	682	152	2,121
Gains on sales of discontinued operations, net of minority interest	96	285	18,358	2,043

	109	967	18,510	4,164

Net income	9,289	6,273	61,847	20,419
Dividends on preferred stock	(3,846)	(4,113)	(7,959)	(8,837)
Excess of preferred stock redemption cost over carrying value	(1,443)	—	(1,443)	(1,803)

Net income available for common stockholders	$4,000	$2,160	$52,445	$9,779

Net income per common share—basic:
Income from continuing operations	$0.07	$0.02	$0.60	$0.10
Income from discontinued operations	—	0.02	0.33	0.08

Net Income	$0.07	$0.04	$0.93	$0.18

Weighted average common shares outstanding—basic	56,460	53,879	56,216	53,871

Net Income per common share—diluted:
Income from continuing operations	$0.07	$0.02	$0.60	$0.10
Income from discontinued operations	—	0.02	0.32	0.08

Net income	$0.07	$0.04	$0.92	$0.18

Weighted average common shares outstanding—diluted	61,562	60,387	61,709	60,470

Highwoods Properties, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	June 30,	December 31,
	2007	2006
Assets:
Real estate assets, at cost:
Land	$353,096	$345,548
Buildings and tenant improvements	2,639,080	2,573,032
Development in process	137,492	101,899
Land held for development	112,422	111,517

	3,242,090	3,131,996
Less-accumulated depreciation	(628,506)	(588,307)

Net real estate assets	2,613,584	2,543,689
Real estate and other assets, net, held for sale	3,213	35,446
Cash and cash equivalents	16,839	16,690
Restricted cash	3,780	2,027
Accounts receivable, net	23,662	23,347
Notes receivable, net	5,893	7,871
Accrued straight-line rents receivable, net	70,798	68,364
Investment in unconsolidated affiliates	59,611	60,359
Deferred financing and leasing costs, net	69,764	66,352
Prepaid expenses and other assets	21,158	20,708

Total Assets	$2,888,302	$2,844,853

Liabilities, Minority Interest and Stockholders’ Equity:
Mortgages and notes payable	$1,557,571	$1,465,129
Accounts payable, accrued expenses and other liabilities	157,250	156,737
Financing obligations	35,683	35,530

Total Liabilities	1,750,504	1,657,396
Minority interest	71,602	79,726

Stockholders’ Equity:
Preferred stock	157,445	197,445
Common stock	571	562
Additional paid-in capital	1,444,474	1,449,337
Distributions in excess of net earnings	(535,064)	(538,098)
Accumulated other comprehensive loss	(1,230)	(1,515)

Total Stockholders’ Equity	1,066,196	1,107,731

Total Liabilities, Minority Interest and Stockholders’ Equity	$2,888,302	$2,844,853

Highwoods Properties, Inc.

Funds from Operations

(Unaudited and in thousands, except per share amounts and ratios)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Funds from operations:
Net income	$9,289	$6,273	$61,847	$20,419
Dividends to preferred stockholders	(3,846)	(4,113)	(7,959)	(8,837)
Excess of preferred stock redemption cost over carrying value	(1,443)	—	(1,443)	(1,803)

Net income available for common stockholders	4,000	2,160	52,445	9,779
Add/(deduct):
Depreciation and amortization of real estate assets	29,939	27,876	59,054	54,671
(Gains) on disposition of depreciable properties	(1,372)	(1,082)	(2,280)	(2,352)
Minority interest from the Operating Partnership in income from operations	270	115	2,717	557
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	2,878	2,678	5,744	5,353
(Gains) on disposition of depreciable properties	—	—	(7,158)	—
Discontinued operations:
Depreciation and amortization of real estate assets	—	1,010	(6)	2,129
(Gains) on disposition of depreciable properties	(103)	(313)	(19,846)	(2,207)
Minority interest from the Operating Partnership in income from discontinued operations	8	95	1,500	377

Funds from operations	$35,620	$32,539	$92,170	$68,307

Funds from operations per share—diluted:
Net income available for common stockholders	$0.07	$0.04	$0.92	$0.18
Add/(deduct):
Depreciation and amortization of real estate assets	0.49	0.46	0.96	0.90
(Gains) on disposition of depreciable properties	(0.02)	(0.02)	(0.04)	(0.04)
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	0.04	0.05	0.09	0.09
(Gains) on disposition of depreciable properties	—	—	(0.12)	—
Discontinued operations:
Depreciation and amortization of real estate assets	—	0.02	—	0.04
(Gains) on disposition of depreciable properties	—	(0.01)	(0.32)	(0.04)

Funds from operations	$0.58	$0.54	$1.49	$1.13

Weighted average shares outstanding—diluted	61,562	60,387	61,709	60,470

Highwoods Properties, Inc.

Net Operating Income Reconciliation

(Unaudited and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Income before disposition of property, insurance gain, minority interest and equity in earnings of unconsolidated affiliates	$5,271	$2,727	$11,467	$7,816

Interest and other income	(2,119)	(679)	(3,637)	(2,656)
Interest expense	24,701	26,216	48,948	51,712
General and administrative expense	10,868	9,060	21,779	17,752
Depreciation and amortization expense	30,547	28,618	60,299	56,249

Net operating income from continuing operations	69,268	65,942	138,856	130,873

Non same property net operating income	6,009	3,462	11,265	5,509

Total same property net operating income from continuing operations	$63,259	$62,480	$127,591	$125,364

Rental and other revenues	$108,458	$102,837	$217,157	$203,871
Rental property and other expenses	39,190	36,895	78,301	72,998

Total net operating income from continuing operations	69,268	65,942	138,856	130,873

Non same property net operating income	6,009	3,462	11,265	5,509

Total same property net operating income from continuing operations	$63,259	$62,480	$127,591	$125,364